SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)     October 4, 2002



                           Hibernia Corporation
            (Exact name of registrant as specified in its charter)




 Louisiana                      1-10294                     72-0724532
(State or other                (Commission                 (IRS Employer
jurisdiction of                File Number)                 Identification No.)
incorporation)



313 Carondelet Street, New Orleans, Louisiana      70130
(Address of principal executive offices)          (Zip Code)




Registrant's telephone number, including area code (504) 533-5333

Item 7(c).  Exhibits.

     The exhibit listed below is furnished pursuant to Item 9 hereof under Regulation FD as a part of this current report on Form 8-K.

Exhibit No.           Description

99.21                 News release issued by the Registrant on October 4, 2002



Item 9.  Regulation FD Disclosure.

     On October 4, 2002, Hibernia Corporation issued a news release dated October 4, 2002 which is attached as an exhibit hereto and incorporated by reference into this item 9.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
                                             HIBERNIA CORPORATION
                                             (Registrant)


Date: October 4, 2002                    By:  /s/ Cathy E. Chessin
                                              --------------------
                                              Cathy E. Chessin
                                              Senior Vice President,
                                              Secretary and Corporate Counsel


                                  EXHIBIT INDEX

Exhibit No.   Description                                               Page No.


99.21         News Release Issued by the Registrant on October 4, 2002      3

EXHIBIT 99.21


                                  NEWS RELEASE
                              HIBERNIA CORPORATION


MEDIA INQUIRIES:                INVESTOR INQUIRIES:        FOR IMMEDIATE RELEASE
Steven Thorpe--Vice             Trisha Voltz--Senior Vice        October 4, 2002
President,                      President and Manager,
Public Relations                Investor Relations
Office: (504) 533-2753;         Office: (504) 533-2180
Home: (504) 484-7632            E-mail: tvoltz@hibernia.com
E-mail: sthorpe@hibernia.com

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       Hibernia Corporation Provides Third-Quarter 2002 Earnings Guidance
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     NEW ORLEANS -- Hibernia Corporation announced today that third-quarter 2002 earnings will be impacted by a $13.5 million provision for the temporary impairment of mortgage servicing rights and securities losses of $1.4 million. These expenses will be partially offset by a $3.9 million loan prepayment fee.
     Hibernia  expects to report  third-quarter  2002  earnings per common share
(EPS) and EPS assuming dilution of $0.40, compared to $0.36 and $0.35, respectively, a year earlier. Excluding the temporary mortgage impairment provision, the prepayment fee and the securities losses, third-quarter 2002 EPS and EPS assuming dilution would be $0.44.
     Hibernia's core earnings remain strong. Excluding provisions for temporary impairment for mortgage servicing rights in the second half of 2002, Hibernia continues to project full-year 2002 EPS assuming dilution to be in the range of $1.63 to $1.68.
     "As consumers have continued to take advantage of lower interest rates, Hibernia and many other financial-services companies have experienced an increase in prepayments of mortgage loans," said Herb Boydstun, president and CEO. "As a result, in the third quarter Hibernia increased its reserve for temporary impairment of mortgage-servicing assets to $30.5 million. I also want
to   point   out   that,   at  the  end  of  the   third   quarter,   Hibernia's
available-for-sale securities portfolio had unrealized gains of approximately $75 million. We elected not to take any of these gains to offset the temporary mortgage impairment provision, because that could potentially reduce future net interest income."
     Boydstun said he is pleased that the recently announced shared national credit exam results had no material impact on the company's required reserves or provision expense for the quarter. As a result, the company's guidance for 2002 provision and chargeoffs remains unchanged.
     In addition, Boydstun said the company has repurchased nearly all the 3.5 million shares authorized under its current stock buyback plan. The board of directors has authorized the repurchase of up to 3.5 million additional shares of its common stock through October 2003.
     Hibernia will announce full third-quarter 2002 financial results Wednesday, October 16. A live listen-only audio Webcast of management's conference call with analysts and the media will be available beginning at 1 p.m. CT on the
company's  Internet  site  (www.hibernia.com).   The  conference  also  will  be
available in archived format at the same address until October 31.
     Hibernia, a Forbes 500 company, has $16.3 billion in assets and 260 locations in 34 Louisiana parishes, 16 Texas counties and two Mississippi counties. Hibernia Corporation's common stock (HIB) is listed on the New York Stock Exchange.
                                     # # #

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Statements  in this report that are not  historical  facts should be  considered forward-looking statements with respect to Hibernia.  Forward-looking statements
of  this  type  speak  only  as  of  the  date  of  this   report.   By  nature,
forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, unforeseen local, regional, national or global events, economic conditions, asset quality, interest rates, prepayment speeds, loan demand, monetary policy, changes in laws and regulations, the level of success of the company's asset/liability management strategies as well as its marketing, product development, sales and other strategies, and changes in the assumptions used in making the forward-looking statements could cause actual results to differ materially from those contemplated by the forward-looking
statements.   Hibernia   undertakes   no   obligation   to   update   or  revise
forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.
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